News Release

Westmoreland Reports Second Quarter and First Half 2017 Results

Englewood, CO – August 3, 2017 - Westmoreland Coal Company (Nasdaq:WLB) today reported financial results for the second quarter 2017 and updated its guidance.

Second Quarter Highlights

•	Revenues of $323.0 million from 11.0 million tons sold

•	Net loss applicable to common shareholders of $50.4 million, or $2.69 per share

•	Adjusted EBITDA of $32.6 million

Six Month Highlights

•	Revenues of $662.8 million from 23.3 million tons sold

•	Net loss applicable to common shareholders of $87.2 million, or $4.68 per share

•	Adjusted EBITDA of $120.8 million, including approximately $46 million incremental from the Capital Power payment

•	Cash flow provided by operating activities of $10.2 million

•	Free cash flow of $47.5 million, which also includes the accelerated Capital Power payment

Kevin Paprzycki, Westmoreland's Chief Executive Officer, said, "This quarter, we executed across all of our strategic initiatives to drive long-term value creation. Specifically, we have formalized an agreement to sell ROVA, our coal-fired generating station, secured multiple contract extensions which will add volume and cash flow over multiple years, and continued making progress toward optimizing our capital structure. Our disciplined approach toward capitalizing on near-term catalysts will help further strengthen our business and enhance shareholder value."

"That said, results for the second quarter and first half came in below our expectations as unfavorable sales volume mix and higher costs at Coal Valley weighed on our performance. We continue to expect stronger results in the back half, following last year's pattern, but we have lowered our full year guidance to reflect the first half results, pricing adjustments for contract extensions, as well as our updated demand projections for the remainder of 2017."

Safety

Westmoreland's safety metrics are below.

	Six Months Ended June 30, 2017
	Reportable Rate	Lost Time Rate
U.S. Surface Operations	1.44	1.28
U.S. National Surface Average	1.47	1.02
Percentage	98%	125%

U.S. Underground Operations	1.61	1.21
U.S. National Underground Average	4.79	3.44
Percentage	34%	35%

Canadian Operations	0.98	0.33

Consolidated and Segment Results

During the second quarter of 2017, consolidated adjusted EBITDA declined 28.5% compared with the same period in 2016. This decline was driven in part by declines in the Coal - Canada segment resulting from increased equipment maintenance and costs to develop the pit at the Coal Valley mine due to a delay in the sale of this facility. Compared with the same period in 2016, second quarter 2017 revenues were also impacted by the 2016 expiration of the Jewett and Beulah coal supply contracts in the Coal - U.S. segment, which were partially offset by additional reclamation revenue at the Jewett mine. In addition, seasonal outages at our customers' plants and the timing of weather-related demand drove lower adjusted EBITDA as we sold fewer tons to high-margin customers. Adjusted EBITDA was favorably impacted by cost-savings initiatives across the company, particularly in the Coal - WMLP segment.

Consolidated adjusted EBITDA for the first six months of 2017 was $120.8 million, inclusive of the impact of the $52.5 million early repayment from Capital Power. Adjusted EBITDA for the first six months was influenced by the many of the same factors as the three month period: the contract expirations at Jewett and Beulah, operational challenges at Coal Valley, weather-related demand and volume mix issues, offset by cost reductions, increased volume from San Juan, and Jewett reclamation revenue. In addition, the first half of 2017 was impacted by increased costs associated with unexpected dragline maintenance as well as lower revenue and increased costs resulting from record precipitation at the Westmoreland Resource Partners LP's ("WMLP") Kemmerer mine, each of which occurred in the first quarter.

Cash Flow and Liquidity

Westmoreland’s free cash flow through June 30, 2017 was $47.5 million. Free cash flow is the net of cash flow provided by operations of $10.2 million, less capital expenditures of $13.1 million, plus net cash collected for the loan and lease receivables of $50.5 million. Included in cash flow provided by operations was cash used for interest expense of $48.9 million and for asset retirement obligations of $20.8 million, plus positive working capital of $10.5 million.

At June 30, 2017, cash and cash equivalents on hand totaled $57.6 million, a $2.5 million decrease from year end. The decrease was comprised of free cash flow generation of $47.5 million; net debt reductions, including capital lease payments, of $44.3 million; a $3.6 million reserve acquisition and other non-operating cash uses of $2.6 million.

Gross debt plus capital lease obligations at quarter end totaled $1.1 billion, of which $325.5 million resides at WMLP and $782.4 million resides at Westmoreland Coal Company. There was $27.0 million available to draw, net of letters of credit, on Westmoreland's revolving credit facility. An additional $15.0 million was available to WMLP through its revolving credit facility, which is not available to Westmoreland Coal Company for borrowings. No amounts had been drawn on either revolving credit facility as of June 30, 2017.

ROVA Sale

Earlier today, Westmoreland announced the sale of the Roanoke Valley Power Facility ("ROVA") for $5 million. Westmoreland continues to anticipate the return of approximately $10 million of cash collateral this year for the related ROVA power contracts.

Full-Year Guidance

Regarding the revised outlook, Paprzycki commented “We revised the midpoint of our adjusted EBITDA guidance by $35 million. Nearly one-third of this is from contract extensions where we granted price concessions in exchange for extended contract length. These extensions, including the recently announce Kemmerer contract, will increase our total cash flow and EBITDA over multiple years. Another one third of the change to guidance stems from the weather patterns’ effect on our sales volume and mix across our operations. The remainder of the change is from operational issues, in particular the dragline outage we experienced in the first half and higher costs at Coal Valley."

Westmoreland's 2017 guidance was revised as follows:

Guidance Summary	Original 2017 Guidance	Revised 2017 Guidance
Coal tons sold	40 - 50 million tons	40 - 50 million tons
Adjusted EBITDA	$280 - $310 million	$250 - $270 million
Free cash flow	$115 - $140 million	$90 - $115 million
Capital expenditures	$40 - $45 million	$40 - $45 million
Cash interest	approximately $95 million	approximately $95 million

Adjusted EBITDA and free cash flow include the $52.5 million early repayment of loan and lease receivables related to the Genesee mine, of which approximately $40 million is incremental to 2017 compared to 2016 results.

Notes

Westmoreland presents certain non-GAAP financial measures, including adjusted EBITDA and free cash flow, that management believes provide meaningful supplemental information and provide meaningful comparability to prior periods. Reconciliations of non-GAAP to GAAP measures are presented in the accompanying tables.

Conference Call

Westmoreland Coal Company will host its earnings conference call on August 3, 2017, at 10:00 a.m. Eastern Time.

Participants may join the call using the numbers below:

Toll Free:     1-844-WCC-COAL (844-922-2625)
International:     1-201-689-8584
Webcast        www.westmoreland.com/investors/investor-webcasts

A replay of the teleconference will be available until August 17, 2017 and can be accessed using the information below:

Replay:         1-877-481-4010 or 1-919-882-2331
Replay ID:     15919
Webcast        www.westmoreland.com/investors/investor-webcasts

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership (NYSE:WMLP). For more information, visit www.westmoreland.com.

For further information please contact:

Gary Kohn, Chief Financial Officer
1-720-354-4467
gkohn@westmoreland.com

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Possible events or factors that could cause actual results or performance to differ materially from those anticipated in our forward-looking statements include, but are not limited to the following:

•	our ability to consummate the sale of the ROVA and Coal Valley facilities on reasonable terms or at all;

•	our relationships with, and other conditions affecting, our customers, including how power prices affect our customers’ decision to run their plants;

•	seasonal variations and inclement weather, which may cause fluctuations in our operating results, profitability, cash flow and working capital needs related to our operating segments;

•	our substantial level of indebtedness and our ability to adhere to financial covenants related to our borrowing arrangements;

•
existing and future legislation and regulation affecting both our coal mining operations and our customers' coal usage, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases,

•	the effect of the Environmental Protection Agency's and Canadian and provincial governments' inquiries and regulations on the operations of the power plants to which we provide coal;

•	Alberta's Climate Leadership Plan to phase out coal-fired electricity generation by 2030;

•	our ability to manage the San Juan entities;

•
the effect of legal and administrative proceedings, settlements, investigations and claims, including any related to citations and orders issued by regulatory authorities, and the availability of related insurance coverage;

•	changes in our post-retirement medical benefit and pension obligations and the impact of the recently enacted healthcare legislation on our employee health benefit costs;

•	inaccuracies in our estimates of our coal reserves;

•
our potential inability to expand or continue current coal operations due to limitations in obtaining bonding capacity for new mining permits, and/or increases in our mining costs as a result of increased bonding expenses;

•	the effect of prolonged maintenance or unplanned outages at our operations or those of our major power generating customers;

•	the inability to control costs, recognize favorable tax credits and/or receive adequate train traffic at our open market mine operations;

•	the ability or inability of our power hedging arrangements to generate cash.

•	competition within our industry and with producers of competing energy sources;

•	the availability and costs of key supplies or commodities, such as diesel fuel, steel and explosives;

•	potential title defects or loss of leasehold interests in our properties, which could result in unanticipated costs or an inability to mine the properties;

•
and other risks, uncertainties and assumptions described in our periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in our most recent Annual Report on Form 10-K and subsequent filings.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Westmoreland Coal Company and Subsidiaries
Summary Consolidated and Operating Segment Data (Unaudited)

	Three Months Ended June 30,
			Increase / (Decrease)
	2017	2016	$	%
	(In thousands, except tons sold data)
Westmoreland Consolidated
Revenues	$323,025	$357,597	$(34,572)	(9.7)%
Operating loss	(21,067)	(883)	(20,184)	(2,285.8)%
Adjusted EBITDA	32,566	45,556	(12,990)	(28.5)%
Tons sold—millions of equivalent tons	11.0	12.0	(1.0)	(8.3)%

Coal - U.S.
Revenues	$141,037	$152,519	$(11,482)	(7.5)%
Operating (loss) income	(6,623)	588	(7,211)	*
Adjusted EBITDA	23,656	20,848	2,808	13.5%
Tons sold—millions of equivalent tons	4.0	4.7	(0.7)	(14.9)%

Coal - Canada
Revenues	$89,349	$109,328	$(19,979)	(18.3)%
Operating (loss) income	(11,735)	3,590	(15,325)	*
Adjusted EBITDA	(1,598)	14,342	(15,940)	*
Tons sold—millions of equivalent tons	5.2	5.6	(0.4)	(7.1)%

Coal - WMLP
Revenues	$81,052	$80,468	$584	0.7%
Operating income (loss)	7,588	(4,282)	11,870	*
Adjusted EBITDA	18,854	16,303	2,551	15.6%
Tons sold—millions of equivalent tons	1.9	1.7	0.2	11.8%

Power
Revenues	$19,880	$21,944	$(2,064)	(9.4)%
Operating (loss) income	(383)	6,731	(7,114)	*
Adjusted EBITDA	(141)	614	(755)	*
____________________
* Not meaningful

Westmoreland Coal Company and Subsidiaries
Summary Consolidated and Operating Segment Data (Unaudited)

	Six Months Ended June 30,
			Increase / (Decrease)
	2017	2016	$	%
	(In thousands, except tons sold data)
Westmoreland Consolidated
Revenues	$662,762	$713,451	$(50,689)	(7.1)%
Operating (loss) income	(32,154)	6,736	(38,890)	*
Adjusted EBITDA	120,784	109,206	11,578	10.6%
Tons sold—millions of equivalent tons	23.3	25.8	(2.5)	(9.7)%

Coal - U.S.
Revenues	$278,405	$308,508	$(30,103)	(9.8)%
Operating (loss) income	(2,287)	8,254	(10,541)	*
Adjusted EBITDA	51,125	51,198	(73)	(0.1)%
Tons sold—millions of equivalent tons	8.8	10.7	(1.9)	(17.8)%

Coal - Canada
Revenues	$198,364	$203,084	$(4,720)	(2.3)%
Operating (loss) income	(18,839)	15,693	(34,532)	*
Adjusted EBITDA	57,637	37,666	19,971	53.0%
Tons sold—millions of equivalent tons	11.1	11.4	(0.3)	(2.6)%

Coal - WMLP
Revenues	$155,857	$172,949	$(17,092)	(9.9)%
Operating income (loss)	8,870	(3,473)	12,343	*
Adjusted EBITDA	31,723	35,583	(3,860)	(10.8)%
Tons sold—millions of equivalent tons	3.6	3.7	(0.1)	(2.7)%

Power
Revenues	$41,107	$43,940	$(2,833)	(6.4)%
Operating (loss) income	(1,136)	931	(2,067)	*
Adjusted EBITDA	(3,514)	(2,734)	(780)	(28.5)%
____________________
* Not meaningful

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Revenues	$323,025	$357,597	$662,762	$713,451
Cost, expenses and other:
Cost of sales	271,909	298,181	556,513	579,307
Depreciation, depletion and amortization	39,497	35,223	76,064	72,237
Selling and administrative	30,166	27,613	60,592	55,012
Heritage health benefit expenses	3,306	3,222	6,604	6,237
Loss (gain) on sale/disposal of assets	133	(2,253)	(34)	(1,917)
Derivative loss (gain)	481	(5,878)	(1,904)	(3,278)
Income from equity affiliates	(1,400)	(1,287)	(2,919)	(2,580)
Other operating loss	—	3,659	—	1,697
	344,092	358,480	694,916	706,715
Operating (loss) income	(21,067)	(883)	(32,154)	6,736
Other (expense) income:
Interest expense	(30,109)	(30,860)	(59,371)	(59,787)
Interest income	1,038	2,356	1,931	4,147
Loss on foreign exchange	(1,185)	(364)	(1,652)	(1,751)
Other income	302	254	2,460	132
	(29,954)	(28,614)	(56,632)	(57,259)
Loss before income taxes	(51,021)	(29,497)	(88,786)	(50,523)
Income tax benefit	(501)	(100)	(965)	(48,035)
Net loss	(50,520)	(29,397)	(87,821)	(2,488)
Less net loss attributable to noncontrolling interest	(138)	(808)	(637)	(1,306)
Net loss applicable to common shareholders	$(50,382)	$(28,589)	$(87,184)	$(1,182)
Net loss per share applicable to common shareholders:
Basic and diluted	$(2.69)	$(1.54)	$(4.68)	$(0.06)
Weighted average number of common shares outstanding:
Basic and diluted	18,700	18,540	18,636	18,401

Westmoreland Coal Company and Subsidiaries
Consolidated Balance Sheets (Unaudited)

	June 30, 2017	December 31, 2016
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$57,620	$60,082
Receivables:
Trade	132,715	140,731
Loan and lease receivables	—	5,867
Other	11,450	13,261
Total receivables	144,165	159,859
Inventories	120,580	125,515
Other current assets	23,096	32,258
Total current assets	345,461	377,714
Land, mineral rights, property, plant and equipment	1,647,600	1,617,938
Less accumulated depreciation, depletion and amortization	861,752	782,417
Net land, mineral rights, property, plant and equipment	785,848	835,521
Loan and lease receivables, less current portion	—	44,474
Advanced coal royalties	19,049	18,722
Reclamation deposits	76,131	74,362
Restricted investments and bond collateral	146,386	144,913
Investment in joint venture	27,363	26,951
Other assets	59,233	62,252
Total Assets	$1,459,471	$1,584,909
Liabilities and Shareholders’ Deficit
Current liabilities:
Current installments of long-term debt	$54,494	$86,272
Accounts payable and accrued expenses:
Trade and other accrued liabilities	124,474	142,233
Interest payable	22,515	22,458
Production taxes	44,509	44,995
Postretirement medical benefits	14,892	14,892
Deferred revenue	15,204	15,253
Asset retirement obligations	41,952	32,207
Other current liabilities	25,170	20,964
Total current liabilities	343,210	379,274
Long-term debt, less current installments	1,021,068	1,022,794
Postretirement medical benefits, less current portion	309,526	308,709
Pension and SERP obligations, less current portion	43,681	43,982
Deferred revenue, less current portion	10,498	16,251
Asset retirement obligations, less current portion	449,998	451,834
Other liabilities	48,000	52,182
Total liabilities	2,225,981	2,275,026
Shareholders’ deficit:
Common stock of $.01 par value: Authorized 30,000,000 shares; Issued and outstanding 18,742,143 at June 30, 2017 and 18,570,642 at December 31, 2016	187	186
Other paid-in capital	249,442	248,143
Accumulated other comprehensive loss	(168,259)	(179,072)
Accumulated deficit	(844,886)	(757,367)
Total shareholders’ deficit	(763,516)	(688,110)
Noncontrolling interests in consolidated subsidiaries	(2,994)	(2,007)
Total deficit	(766,510)	(690,117)
Total Liabilities and Shareholders’ Deficit	$1,459,471	$1,584,909

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2017	2016
	(In thousands)
Cash flows from operating activities:
Net loss	$(87,821)	$(2,488)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	76,064	72,237
Accretion of asset retirement obligation	22,437	14,297
Share-based compensation	2,480	4,534
Non-cash interest expense	4,639	4,554
Amortization of deferred financing costs	5,193	6,630
Gain on derivative instruments	(1,904)	(3,278)
Loss on foreign exchange	1,652	1,751
Income from equity affiliates	(2,919)	(2,580)
Distributions from equity affiliates	3,403	3,633
Deferred income tax benefit	(965)	(47,547)
Other	(1,752)	(8,017)
Changes in operating assets and liabilities:
Receivables	11,360	7,362
Inventories	7,706	6,343
Accounts payable and accrued expenses	(20,919)	(4,044)
Interest payable	532	(3,011)
Deferred revenue	(5,809)	6,948
Other assets and liabilities	17,596	26,123
Asset retirement obligations	(20,819)	(41,548)
Net cash provided by operating activities	10,154	41,899
Cash flows from investing activities:
Additions to property, plant and equipment	(13,104)	(12,231)
Change in restricted investments	(2,009)	658
Cash payments related to acquisitions	(3,580)	(125,314)
Proceeds from sales of assets	783	6,706
Receipts from loan and lease receivables	50,488	3,268
Payments related to loan and lease receivables	—	(334)
Other	(969)	(538)
Net cash provided by (used in) investing activities	31,609	(127,785)
Cash flows from financing activities:
Borrowings from long-term debt, net of debt discount	—	122,250
Repayments of long-term debt	(44,324)	(17,991)
Borrowings on revolving lines of credit	113,200	195,400
Repayments on revolving lines of credit	(113,200)	(194,370)
Debt issuance costs and other refinancing costs	—	(5,709)
Other	(364)	(529)
Net cash (used in) provided by financing activities	(44,688)	99,051
Effect of exchange rate changes on cash	463	(225)
Net (decrease) increase in cash and cash equivalents	(2,462)	12,940
Cash and cash equivalents, beginning of period	60,082	22,936
Cash and cash equivalents, end of period	$57,620	$35,876
Supplemental disclosures of cash flow information:
Cash paid for interest	$48,931	$47,972

Westmoreland Coal Company and Subsidiaries
Non-GAAP Reconciliations (Unaudited)

The tables below show how the Company calculates and reconciles to the most directly comparable GAAP financial measures EBITDA, Adjusted EBITDA (including a breakdown by segment), and free cash flow.

EBITDA, Adjusted EBITDA, and free cash flow are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA, Adjusted EBITDA, and free cash flow are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and as a basis for strategic planning and forecasting. Westmoreland believes that EBITDA, Adjusted EBITDA, and free cash flow are useful to an investor in evaluating the Company’s operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	are used by rating agencies, lenders and other parties to evaluate creditworthiness; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of the Company’s capital structure and asset base from the Company’s operating results.

Neither EBITDA, Adjusted EBITDA, nor free cash flow are measures calculated in accordance with GAAP. The items excluded from EBITDA, Adjusted EBITDA, and free cash flow are significant in assessing Westmoreland’s operating results. EBITDA, Adjusted EBITDA, and free cash flow have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of the Company’s results as reported under GAAP.
Other companies in Westmoreland’s industry and in other industries may calculate EBITDA, Adjusted EBITDA, and free cash flow differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA, Adjusted EBITDA, and free cash flow should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA, Adjusted EBITDA, and free cash flow only as supplemental data.

EBITDA and Adjusted EBITDA

EBITDA (earnings before interest expense, interest income, income taxes, depreciation, depletion, amortization and accretion expense) and Adjusted EBITDA are non-GAAP measures that do not reflect the Company’s cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments; do not reflect income tax expenses or the cash requirements necessary to pay income taxes; do not reflect changes in, or cash requirements for, the Company’s working capital needs; and do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of the Company’s debt obligations. In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Westmoreland considers Adjusted EBITDA to be useful because it reflects operating performance before the effects of certain non-cash items and other items that it believes are not indicative of core operations. The Company uses Adjusted EBITDA to assess operating performance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Adjusted EBITDA by Segment
Coal - U.S.	$23,656	$20,848	$51,125	$51,198
Coal - Canada	(1,598)	14,342	57,637	37,666
Coal - WMLP	18,854	16,303	31,723	35,583
Power	(141)	614	(3,514)	(2,734)
Heritage	(3,786)	(3,518)	(7,456)	(6,999)
Corporate	(4,419)	(3,033)	(8,731)	(5,508)
Total	$32,566	$45,556	$120,784	$109,206

Reconciliation of Net (Loss) Income to Adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)
Net loss	$(50,520)	$(29,397)	$(87,821)	$(2,488)
Income tax benefit	(501)	(100)	(965)	(48,035)
Interest income	(1,038)	(2,356)	(1,931)	(4,147)
Interest expense	30,109	30,860	59,371	59,787
Depreciation, depletion and amortization	39,497	35,223	76,064	72,237
Accretion of asset retirement obligation	11,142	10,332	22,437	19,950
Amortization of intangible assets and liabilities	(267)	(260)	(534)	(427)
EBITDA	28,422	44,302	66,621	96,877

Advisory fees (1)	925	—	925	—
Loss on foreign exchange	1,185	364	1,652	1,751
Acquisition-related costs	—	133	—	568
Customer payments received under loan and lease receivables (2)	—	2,727	50,489	5,387
Derivative loss (gain)	481	(5,878)	(1,904)	(3,278)
Loss on sale/disposal of assets and other adjustments	420	1,954	521	3,367
Share-based compensation	1,133	1,954	2,480	4,534
Adjusted EBITDA	$32,566	$45,556	$120,784	$109,206
___________________

(1)
Amount represents fees paid to financial and legal advisers related to the assessment of Westmoreland's capital structure. These advisers, together with Westmoreland's management and board of directors, are developing and evaluating options to optimize Westmoreland's overall capital structure.

(2)
Represents a return of and on capital. These amounts are not included in operating income or operating cash flows as the capital outlays are treated as loan and lease receivables, but are included within Adjusted EBITDA so that the cash received is treated consistently with all other contracts that do not result in loan and lease receivable accounting. On March 24, 2017, Westmoreland received $52.5 million from its customer at the Genesee mine, representing an accelerated repayment of all outstanding loan and lease receivables. While Westmoreland will continue to provide contract mining services at the Genesee mine, all future capital expenditures at the Genesee mine will be funded by the customer. Accordingly, there will be no additional payments from the customer at the Genesee mine in the form of loan and lease repayments, but Westmoreland will earn a management fee pursuant a contract mining arrangement.

Free Cash Flow

Free cash flow represents net cash provided by (used in) operating activities less additions to property, plant and equipment (“CAPEX” or “capital expenditures”) plus net customer payments received under loan and lease receivables. Free cash flow is a non-GAAP measure and should not be considered as an alternative to cash and cash equivalents, cash flow from operations, cash flow from investing activities, cash flow from financing activities, net income (loss) or any other measure of performance presented in accordance with GAAP. Free cash flow is intended to represent cash flow available to satisfy our debts, after giving consideration to those expenses required to maintain our assets and infrastructure. Accordingly, although free cash flow is not a measure of performance calculated in accordance with GAAP, the Company believes free cash flow is useful to investors because it allows analysts and others in the industry to assess performance, liquidity and ability to satisfy debt requirements.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow	Six Months Ended June 30,
	2017	2016
	(In thousands)
Net cash provided by operating activities	$10,154	$41,899
Less cash paid for property, plant and equipment	(13,104)	(12,231)
Net customer payments received under loan and lease receivables	50,488	2,934
Free cash flow	$47,538	$32,602